Exhibit 99.1

SURGERY PARTNERS, INC. COMPLETES REFINANCING TRANSACTION

BRENTWOOD, Tenn., December 6, 2023 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners” or the “Company”), a leading short-stay surgical facility owner and operator, announced today that Surgery Center Holdings, Inc., a wholly owned subsidiary of the Company, has received commitments for a new $1.4 billion senior secured term loan (the “New Term Loan”). Upon closing (such date, the “Closing Date”), the new Term Loan will bear interest at a rate equal to 3.50% per annum in excess of the applicable Secured Overnight Financing Rate (SOFR) index rate (or, at the option of the Company, 2.50% per annum in excess of an adjusted base rate), will mature on the date that is seven years after the Closing Date and will be subject to customary terms and conditions. Additionally, the Company expects to refinance and increase its existing revolving credit facility with a new senior secured revolving credit facility in an aggregate principal amount of approximately $703.75 million (together with the New Term Loan, the “New Credit Facilities”) that matures five years after the Closing Date, on customary terms and conditions.
The Company intends to use the net cash proceeds from the New Term Loan to repay in full its existing senior secured term loan due 2026, and to fund transaction fees and expenses in connection with the foregoing. The closing of the New Credit Facilities is subject to customary conditions and is expected to occur in December 2023.
Dave Doherty, Chief Financial Officer of Surgery Partners, noted “We are pleased with the support from investors in our refinanced term loan and the banking syndicate that supports our revolving credit facility. This new term loan provides more favorable terms, extends the maturity date and has a more favorable interest rate than our prior term loan, reducing interest costs. Combined with an increased revolving credit facility, our strong liquidity position positions us well to continue to execute on our Adjusted EBITDA growth goals.”
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 31 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding the term loan and revolving credit agreement refinancing transactions, including the anticipated timing, amount and use of proceeds of the refinancing transactions. These statements can be identified by the use of words such as “believes," “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” “may,” “could,” and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease, such as COVID-19, on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.

Contact:
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com
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